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                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                 (Amendment No.)

Filed by the Registrant                       [X]
Filed by a Party other than the Registrant    [ ]
Check the appropriate box:

[ ]           Preliminary Proxy Statement
[ ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
[ ]           Definitive Proxy Statement
[ ]           Definitive Additional Materials
[X]           Soliciting Material Under Rule 14a-12

                              CKE Restaurants, Inc.
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                (Name of Registrant as Specified In Its Charter)

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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X]      No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid

         [ ]      Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:
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                                  NEWS RELEASE

CONTACT: CKE Restaurants, Inc:                           Dennis Lacey
                                                         EVP and CFO
                                                         714.778.7109

         Santa Barbara Restaurant Group, Inc.:           Ted Abajian
                                                         CEO
                                                         805.563.3644 x110


         CKE RESTAURANTS, INC. AND SANTA BARBARA RESTAURANT GROUP, INC.
               ANNOUNCE THE SIGNING OF A MERGER AGREEMENT FOR CKE
             RESTAURANTS TO ACQUIRE SANTA BARBARA RESTAURANT GROUP

         CKE Restaurant Group, Inc. (NYSE: CKR), and Santa Barbara Restaurant Group, Inc. (Nasdaq: SBRG), today announced that they have executed the definitive merger agreement by which CKE Restaurants will acquire Santa Barbara Restaurant Group. The transaction is structured as a reverse triangular merger in which a newly formed, wholly-owned subsidiary of CKE Restaurants will merge with and into Santa Barbara Restaurant Group, with Santa Barbara Restaurant Group emerging as the surviving corporation and a wholly-owned subsidiary of CKE Restaurants.

         Under the terms of the merger agreement, each share of SBRG common stock will be converted into the right to receive 0.50 shares of CKE common stock. If, at the time of the merger, the average CKE common stock price is less than $6.25 per share, SBRG will have the right to terminate the merger agreement, and if the average CKE common stock price is greater than $9.50 per share, CKE will have the right to terminate the merger agreement. The average CKE common stock price will be determined based on the average closing price of CKE common stock during the 10-day trading period ending on and including the second business day immediately prior to the effective time of the merger. CKE's common stock closed at $8.52 on December 20, 2001.

         Completion of the merger will be subject to regulatory and financial institution approvals


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and other customary conditions, and requires approval of the merger by the stockholders of SBRG and CKE. The merger is expected close during the first quarter of 2002.

         CKE Restaurants owns, operates and franchises approximately 3,400 quick-service restaurants, primarily under the Carl's Jr. and Hardee's brand names.

         Santa Barbara Restaurant Group is engaged in the food service industry. As of November 15, 2001 the Company operated 40 La Salsa restaurants, 25 Timber Lodge Steakhouse restaurants, and 5 Green Burrito restaurants. Santa Barbara Restaurant Group also franchises 40 La Salsa restaurants, 35 Green Burrito stand-alone restaurants, one Timber Lodge Steakhouse restaurant and 197 Green Burrito dual-concept restaurants.

         Both companies have been and will continue to jointly file relevant documents concerning the merger with the Securities and Exchange Commission. EACH OF THE COMPANIES URGES ITS STOCKHOLDERS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders of either company will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by CKE Restaurants and Santa Barbara Restaurant Group will be available free of charge from both the Corporate Secretary of CKE Restaurants at 401 West Carl Karcher Way, Anaheim, CA 92801, telephone (714) 774-5796, and the Corporate Secretary of Santa Barbara Restaurant Group at 3938 State Street, Suite 200, Santa Barbara, California 93105, telephone (805) 563-3644. The directors and executive officers of both companies may be deemed to be participants in the solicitation of proxies. The direct or indirect interests of such participants, by security holdings or otherwise, will be included in the joint proxy statement to be filed with the SEC. In addition, you can review related information set forth in CKE Restaurants' proxy statement for its Annual Meeting of Stockholders held June 12, 2001, as filed with the SEC on May 14, 2001, and in Santa Barbara Restaurant Group's proxy statement for its Annual Meeting of Stockholders held August 6, 2001, as filed with the SEC on July 13, 2001. STOCKHOLDERS OF BOTH CKE RESTAURANTS


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AND SANTA BARBARA RESTAURANT GROUP SHOULD READ CAREFULLY THESE PROXY STATEMENTS
AND OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT
INFORMATION.

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